Exhibit 10.10.3



                                 THIRD AMENDMENT
                                     TO THE
                                ALBERTSON'S, INC.
                         2000 DEFERRED COMPENSATION PLAN


     This Amendment is made by Albertson's, Inc., a Delaware corporation (the "Corporation").

                                    RECITALS

     Whereas, the Corporation established the Albertson's Inc. 2000 Deferred Compensation Plan effective January 1, 2000 (the "Plan");

     Whereas, the Corporation, pursuant to Section 9.1 of the Plan, retained the right to amend the Plan and pursuant to Section 9.1 the Plan may be amended by the Administrative Committee of the Compensation Committee ("Committee") appointed by the Board of Directors of Albertson's, Inc. ("Board"), and the Board has granted the authority to amend the Plan to the Committee so long as such amendments do not materially alter benefits; and

     Whereas, the Committee has determined that it is advisable to amend the Plan in the manner hereinafter set forth.

     Now therefore be it resolved that the Plan is amended, as of October 1, 2001, in the following respects:

                                    AMENDMENT

1.   Section 6.4(a) shall be amended to read as follows:

     (i) Except as otherwise provided in this Section 6.4, the entire amount credited to a Participant's Account shall be paid in one or more of the following forms: (A) a single lump sum, (B) a 5-year payout in 60 approximately equal monthly installments or 5 (five) equal annual installments, but not both, (C) a 10-year payout in 120 approximately equal monthly installments or 10 (ten) equal annual installments, but not both, or (D) a 15-year payout in 180 approximately equal monthly installments or 15 equal annual installments, but not both, or a combination of the foregoing to the extent administratively practicable, as the Participant shall elect in any Deferral Agreement; provided, however, that in the absence of such election in any Deferral Agreement, the respective amounts credited to the Participant's Account shall be payable in 120 approximately equal monthly installments. If installment payments are elected, the Account shall be amortized with an assumed Rate of Return of either six percent (6%) or, if the Participant is eligible for and selected Moody's

     Rate as the Rate of Return then the Moody's rate shall be used, unless the Participant selects, and the Committee approves, an alternative assumed Rate of Return. As of each January 1, the amount to be distributed in installment payments for that year shall be determined by amortizing the Participant's Account balance as of the preceding December 31 over the remainder of the installment period, using the assumed Rate of Return which was fixed under the preceding sentence at the time installment payments were elected. The Participant shall not be entitled to select a different form of distribution with respect to the amounts credited to the Participant's Account in each Plan Year. Instead, the distribution form(s) selected by the Participant shall apply to the entire balance of the Participant's Account.

     IN WITNESS WHEREOF, Albertson's, Inc. has caused this instrument to be executed by its officer, duly authorized by its Board of Directors, this 31st day of December, 2001.

                                             ALBERTSON'S, INC.

                                                 By:  /s/ Paul G. Rowan
                                                      ----------------------
                                                      Paul G. Rowan
                                                      Group Vice President &
                                                      Acting General Counsel

















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